PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of the 29th day of December 2006, by and among MRC Mortgage Grantor Trust I, a statutory trust formed under the laws of the State of Delaware (“Grantor Trust"), and MRC Mortgage Investment Trust Cayman Holding I, LTD., a Cayman Islands exempted company (“Cayman Co.”; and Grantor Trust and Cayman Co. being collectively referred to as “Assignees”), on the one hand, and MMA Construction Finance, LLC, a Maryland limited liability company (“MMCF”), and MMA Mortgage Investment Corporation, a Florida corporation (“MMIC”; and MMCF and MMIC being collectively referred to as “Assignors”), on the other hand. Certain capitalized terms used herein are defined in Article I.

W I T N E S E T H:

WHEREAS, Assignors wish to assign without recourse and at par value and Grantor Trust wishes to assume all of Assignors’ right, title and interest in and to a loan portfolio having an aggregate par value of $176,094,180 plus accrued interest thereon, which is believed by the parties hereto to be the fair market value thereof;

WHEREAS, Assignors wish to assign and Cayman Co. wishes to assume all of Assignors’ indebtedness under the two credit agreements under which one or both Assignors are debtors and have incurred aggregate indebtedness as of the date hereof of $100,108,283; and such assignment and assumption is to be evidenced by the execution and delivery of amended and restated credit agreements to be dated as of the date hereof;

WHEREAS, the consideration for the assumption and assignment of the Assigned Agreements (as defined below) (and reflecting cash or assets previously conveyed to affiliates of Grantor Trust in the amount of $18,075,991) shall consist of a promissory note payable to the order of MMCF in the aggregate principal amount of $86,360,306 plus an amount equal to the accrued interest on a portion of the loan portfolio, and a promissory note payable to the order of MMIC in the aggregate principal amount of $7,701,582 plus an amount equal to the accrued interest on a portion of the loan portfolio, each made by Grantor Trust and dated the date hereof (collectively, the “Promissory Notes”), and the assumption of the Assumed Liabilities (as defined below);

WHEREAS, simultaneously therewith and pursuant to those certain Assignment Agreements dated the date hereof between MRC Mortgage Investment Trust, formerly known as Midland Affordable Housing Group Trust and MMA Affordable Housing Group Trust, a group trust formed under the laws of the State of Florida (“Group Trust”), MMCF and MMIC, respectively, MMCF and MMIC will each assign to Group Trust their respective Promissory Notes, and in consideration therefor, Group Trust and MMCF and MMIC, respectively, will automatically cancel and make of no further force or effect certain demand notes and related assignments of mortgage which had previously been issued to Group Trust by MMCF and MMIC;

WHEREAS, immediately thereafter and effective as of the date hereof, Group Trust will contribute the Promissory Notes to Grantor Trust in consideration for all of the beneficial interest in Grantor Trust;

WHEREAS, immediately thereafter and effective as of the date hereof, Group Trust will contribute all of the beneficial interest of Grantor Trust, its wholly-owned subsidiary, to Cayman Co. in partial consideration of all of the issued and outstanding shares of Cayman Co.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Agreement” shall mean this Purchase and Sale Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Governmental Authority” shall mean the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, or entered into, agreed or imposed by any Governmental Authority.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) Assignors hereby assign and transfer, without recourse, to Grantor Trust, and Grantor Trust hereby takes assignment of, all of Assignors’ right, title and interest in and to the loan portfolio listed on Exhibit A attached hereto, including without limitation the related loan agreements listed on Exhibit A attached hereto, and (b) Assignors hereby assign and transfer to Cayman Co, and Cayman Co. hereby takes assignment of, the credit agreements listed on Exhibit B attached hereto (the agreements listed on Exhibit A and Exhibit B hereto collectively being referred to as the “Assigned Agreements”).

2.2 Assumed Liabilities. Each Assignee hereby assumes, and agrees to pay, perform, fulfill and discharge, the obligations of Assignors under the applicable Assigned Agreements (including the indebtedness assumed thereby), to the extent arising out of, or resulting from, facts, events and circumstances occurring, or which accrue after the date hereof (other than due to any failure to comply or breach of any of Assignors or their affiliates, whether before, on or after the date hereof);

The obligations of Assignees under this Section 2.2 shall be referred to collectively as the “Assumed Liabilities.” Except as specifically set forth above, Assignee shall not assume or otherwise be liable in respect of any debt, claim, obligation or other liability of Assignors whatsoever, including any payable, debt, tort, violation of Law or breach of any Assigned Agreements.

2.3 Payment of Purchase Price. The purchase price for the Purchase and Sale of the Assigned Agreements shall consist of (a) the delivery on the date hereof of the Promissory Notes and (b) the assumption of the Assumed Liabilities, including the assumed indebtedness.

2.4 Assignment of Notes and Mortgages/Deeds of Trust. The assignment of each promissory note and mortgage or deed of trust listed on Exhibit A shall be evidenced by an Endorsement and Assignment of Mortgage/Deed of Trust substantially in the form attached hereto as Exhibit C.

2.5 Reporting. The parties hereto shall take no position inconsistent with the valuation of the Assigned Agreements set forth in the recitals hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASSIGNORS

Each Assignor severally and not jointly represents and warrants to Assignee, as of the date hereof as follows:

3.1 Due Organization. Each Assignor is duly organized, validly existing and in good standing under the laws of its jurisdictions of organization, and possesses all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.

3.2 Due Authorization. Each Assignor has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Assignor of this Agreement have been duly and validly approved by all necessary action. Each Assignor has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Assignor enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally, or (b) equitable limitations on the availability of specific remedies.

3.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by each Assignor of this Agreement and the consummation by each Assignor of the transactions contemplated hereby, other than those already obtained. The execution, delivery and performance by each Assignor of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under, or permit cancellation of any Assigned Agreement or (ii) violate or conflict with any provision of the organizational documents of such Assignor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ASSIGNEES

Each Assignee severally and not jointly represents and warrants to Assignors, as of the date hereof, as follows:

4.1 Due Organization. Each Assignee is duly organized, validly existing and in good standing under the laws of its jurisdictions of organization, and possesses all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.

4.2 Due Authorization. Each Assignee has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Assignee of this Agreement have been duly and validly approved by all necessary action. Each Assignee has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Assignee enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally, or (b) equitable limitations on the availability of specific remedies.

4.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by each Assignee of this Agreement and the consummation by each Assignee of the transactions contemplated hereby, other than those already obtained. The execution, delivery and performance by each Assignee of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under, or permit cancellation of any material contract to which such Assignee is a party or to which any of its assets is subject, or (ii) violate or conflict with any provision of the organizational documents of such Assignee.

ARTICLE V

COVENANTS

5.1 Efforts. Subject to the terms and conditions hereof, each party hereto shall use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby. Each party shall make all filings, applications, statements and reports to all Governmental Authorities which are required to be made by such party pursuant to applicable Law in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI

MISCELLANEOUS

6.1 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

6.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.3 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

6.4 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

6.5 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer rights upon any other Person.

6.7 Further Assurances. Upon the request of any Assignee, each Assignor will, on and after the date hereof, execute and deliver to such Assignee such other documents, further releases, assignments and other instruments as may be required or deemed appropriate by such Assignee and such Assignor to effect or evidence transfer and assignment to such Assignee of all or any of the Assigned Agreements, and to otherwise carry out the purposes of this Agreement. At the request of either Assignor, Assignees will, on or after the date hereof, execute and deliver such other documents, further releases, assignments and other instruments as may be required or deemed appropriate by such Assignor in order effectively to assume from such Assignor all of the Assumed Liabilities and to otherwise carry out the purposes of this Agreement. To the extent requested in writing, Assignees shall, at Assignors’ cost and expense, provide Assignors with copies of records relating to the Assigned Agreements related to the period prior to the date hereof.

6.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

6.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns

6.10 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MRC MORTGAGE GRANTOR TRUST I

By: /s/Robert McLewee
Name: Robert McLewee
Title: Administrative Trustee

MRC MORTGAGE INVESTMENT TRUST CAYMAN HOLDING I, LTD.

By: /s/ Paul S. Bernard
Name: Paul S. Bernard
Title: Director

MMA CONSTRUCTION FINANCE, LLC

By: /s/ Anthony Mifsud
Name: Anthony Mifsud
Title: Senior Vice President and Treasurer

MMA MORTGAGE INVESTMENT CORPORATION

By: /s/ Anthony Mifsud
Name: Anthony Mifsud
Title: Senior Vice President and Treasurer

EXHIBIT A

LOAN PORTFOLIO

EXHIBIT B

CREDIT AGREEMENTS

1.	Revolving Credit Agreement dated as of November 12, 2003 by and among MMA Construction Finance, LLC, a Maryland limited liability company, the banks and financial institutions listed on the signature pages thereof as the Initial Lenders, and Bank of America N.A., a national banking association, as administrative agent for the lenders thereunder and Banc of America Securities LLC, as sole lead arranger and sole book manager, as amended, supplemented or otherwise modified in accordance with its terms to December 29, 2006.

2	Amended and Restated Credit Agreement entered into as of December 3, 2004 among MMA Construction Finance, LLC, a Maryland limited liability company and formerly known as MuniMae Midland Construction Finance, LLC, MMA Mortgage Investment Corporation, a Florida corporation, each lender from time to time a party thereto, and Bank of America N.A., as Administrative Agent and L/C Issuer, as amended, supplemented or otherwise modified in accordance with its terms to December 29, 2006.

EXHIBIT C

FORM OF ENDORSEMENT TO NOTE AND ASSIGNMENT OF MORTGAGE/DEED OF TRUST

For value received, [MMA Construction Finance, LLC, a Maryland limited liability company] [MMA Mortgage Investment Corporation, a Florida corporation] (“Assignor”), hereby endorses and assigns, without recourse, to MRC Mortgage Grantor Trust I, a statutory trust formed under the laws of the State of Delaware (“Assignee”), all of its right, title and interest in and to that certain Note from      , as Borrower, to Assignor, as Lender, dated      , in the original principal amount of $     .

[MMA CONSTRUCTION FINANCE, LLC

By:

Name:
Title:	]

[MMA MORTGAGE INVESTMENT CORPORATION

By:

Name:
Title:	]

FORM OF ASSIGNMENT OF MORTGAGE/DEED OF TRUST

ASSIGNMENT OF MULTIFAMILY MORTGAGE/DEED OF TRUST

KNOW ALL MEN BY THESE PRESENTS, that [MMA CONSTRUCTION FINANCE, LLC (formerly MuniMae Midland Construction Finance, LLC)] [MMA MORTGAGE INVESTMENT CORPORATION (formerly Midland Mortgage Investment Corporation)], party of the first part, for and in consideration of the sum of One Dollar ($1.00) and other valuable considerations, lawful money of the United States of America, to it paid by:

MRC MORTGAGE GRANTOR TRUST I,
a statutory trust formed under the laws of the State of Delaware

Party of the second part, the receipt where of is hereby acknowledged, has sold, assigned and transferred, and does hereby sell, assign and transfer to the said party of the second part, all the right, title and interest of the said party of the first part in and to a certain real estate Multifamily [Deed of Trust] [Deed to Secure Debt] [Mortgage] dated the      day of      , A.D., 200     made by:

______________________, a ________________ limited liability company

and recorded in the office of the Register of Deeds for the County of      , State of      , recording number #     Book      Page      of      County Records.

[Signature follows on next page]

IN WITNESS WHEREOF, said party of the first part has caused these presents to be signed by its      this      day of      , A.D., 200_.

[MMA CONSTRUCTION FINANCE, LLC]
[MMA MORTGAGE INVESTMENT CORPORATION]
33 North Garden Avenue, Suite 1200

Clearwater, Florida 33755

By:
Name:
Title:

In Presence of:

Name:	—
Title:	—

Name:	—
Title:	—

[Notary follows on next page]

STATE OF MARYLAND, CITY/COUNTY OF      , to wit:

I HEREBY CERTIFY, that on this      day of      , 200_, before me, the undersigned Notary Public of the jurisdiction aforesaid, personally appeared      , who acknowledged him/herself to be      of      known to me (or satisfactorily proven) to be the person who executed the foregoing instrument, and acknowledged that he/she executed the same for the purposes therein contained as the duly authorized.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

     (SEAL)

Notary Public

My Commission Expires: